SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 14, 2012

COLOMBIA ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32735	87-0567033
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

One Embarcadero Center, Suite 500, San Francisco, CA	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 460-1165

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 15, 2012, the Company failed to make dividend payments to the holders of its Series A Preferred Stock. Under Section 11 of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on November 2, 2011, filed as Exhibit 4.1 to Form 8-K filed with the SEC on November 4, 2011, “In the event of a breach by the Company of any provision of Section 2, Section 3 or Section 4 herein (each, a “Company Breach”), (i) the Company shall, promptly and in any event within two Business Days of the date the Company first becomes aware of such Company Breach, provide written notice of such Company Breach to each Holder, and (ii) the Preferred Dividend shall automatically on or as of the date of such Company Breach increase to a rate per annum of 18%, payable in cash on a monthly basis on the 15th day of each month, without prejudice to any other remedy that may be available to the Holders, until such Company Breach is cured or remedied by the Company; provided, however, that notwithstanding the foregoing, Holders holding at least a majority of the outstanding shares of the Series A Preferred Stock may waive a Company Breach and the provisions of this Section 11 with respect thereto.”

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2012, the Company received Barry Markowitz’s resignation from the Board of Directors effective immediately. Mr. Markowitz served as Chairman of the Board of Director and a member of the Compensation Committee, Audit Committee, and Nominating and Governance Committee. No replacement director was appointed to replace Mr. Markowitz on the Board of Directors and no chairman has been appointed to replace Mr. Markowitz.

On September 17, 2012, the Company received Andrew Rosenfeld’s resignation from the Board of Directors effective immediately. No replacement director was appointed to replace Mr. Rosenfeld on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Energy Resources, Inc.

Date: September 20, 2012	By	/s/ Daniel F. Carlson
Daniel F. Carlson, Executive Vice President

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